Exhibit 10.33

                   Agriculture Bank of China and Beijing Jiade
                     Tengtu Scientific and Technology Group

                COOPERATION AGREEMENT BETWEEN BANK AND ENTERPRISE

Party A:  Agriculture Bank of China

Party B:  Beijing Jiade Tengtu Scientific and Technology Group

In order to establish a good cooperation relationship between Bank and Enterprise, promote the mutual development of both Party's long term cooperation, taking their advantages in each field, developing K-12 education computer market for "schools connect schools" project, support the popularization and development of the IT education for K-12 schools industry of our country, both Party has reached the following agreement on "schools connect schools" (majority of computer software products ) loan and guarantee service through friendly negotiation, and according to relevant laws and regulations and relevant business regulations of Agricultural Bank of China of the People's Republic of China. It acts in accordance with it together as a means of both Parties.

                     Chapter One Definition and Explanation

Article 1: Buyer means purchaser of the products. It refers in particular to the schools or the independent legal person under the educational administration that is bought the education computer relevant products of Party B in this agreement.

Article 2: Educational computer "schools connect schools" loan and guarantee service. It refers in particular to the loan service that Party A provides the loan to purchase education computer relevant products for buyer according to the contract signed between Party B and buyer. Party B will assure the loan.

                 Chapter Two Cooperation Principle of Both Sides

Article 3: The both Party should in line with honest and trustworthy, principle of mutual reciprocity and mutual benefit, friendly negotiation and solves the problem may occur in cooperating process.

Article 4: Party A would like to regard Party B as important customer, and appoint the relevant provincial branches of Agricultural Bank of China to be Party B business leading business bank, offering educational computer "schools connect schools" loan and guaranteed service in relevant law and range that policy allow.

Article 5: Party B will open the RMB account and foreign currency account with Party A and instructing its subsidiaries, J-V companies etc. relevant Companies to open the bank account with Party A in the market situation allow, and to establish the close business relations of respect of accounting service both at RMB and foreign currency.

      Chapter Three Cooperation on the Education Computer "Schools Connect
                       Schools" Loan and Guarantee Service

Article 6: Party B can recommend the buyers who demand Party A financing service. In case of according with national relevant laws and credits policy of agricultural bank, Party A takes its bank network advantage and instructs each branch authority to offer loan to the customers, which are qualified with Agricultural Bank loan terms, total under 150 million RMB education computer "school connect school" guaranteed loan credit line, lead by the bank headquarter. The Party B assures the loan. Also Party B must deposit the 95% above receivable money which loan by Agricultural Bank credit line, to their Agricultural Bank account.

Article 7: The buyers that are recommended by Party B, put forward application for the loan to Party A. Party A determines independently whether issue the loan, grant the loan amount, time term, and interest rate, etc. according to the regulation of national laws and regulations and relevant credit policy. In general cases, each correlated with "loan contract" educational computer software amount of money of guaranteed loan can't exceed 80% of "purchase and sell contract" cost, maximum payback term limits to three years. To the redemption of the loan and interest, it carries out according to relevant financial regulation and Party A's credit management system of the People's Republic of China.

Article 8: Party B provides the guarantee for education computer "schools connect schools" loan that Party A grant, and bearing correspondent responsibility. Party B also promises to keep minimum 10% of the amount of the loan as assuring the earnest money in Party A.

Article 9: For guarantee the grant loan for its specified purpose, protect the mutual benefit, both Party should response for and supervise loan can only be used on buying products from Party B, and guarantee that the payment for goods is remitted to Party B's bank account in Party A.

           Chapter Four Cooperation on Management of Financing Closing

Article 10: Party A provides domestic and international financing closing service for Party B, including take the place of the services, such as guest's financing, business consultation, etc.

Article 11: Party B promises to open domestic, international business primary account is Party A, close and handle it with deposit business through Party A, and deposit majority saving to Party A.

                     Chapter Five The Agreement Takes Effect

Article 12: This agreement is instructive document for both Party cooperation on the education computer "schools connect schools" loan and guarantee service.

Article 13: This agreement takes effect after both Party authorized representative or its authorized agent sign and stamp an official seal. The dispute caused by signing, taking effect, explaining, revising, termination should be resolved through consultation in a friendly way by both Party. Ones that cannot resolve through consultation, arbitrate or the lawsuit is solved.

Article 14: This agreement one four of type, each Party holds two, have equal legal effect. The unaccomplished matter of the agreement, is consulted by both Party, can sign amendment agreement.



Party A: (stamp)                              Party B:  (stamp)



Legal Representative                          Legal Representative
or authorized agent: (signature)              or authorized agent:  (signature)